090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20120148619-64
Ross Miller, Secretary of State, State of Nevada	Filing Date and Time 02/29/2012 2:50 PM
	Entity Number E0488122010-8

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Exclusive Building Services, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

ARTICLE VII is amended as follows:
The number of shares of Common Stock which the Corporation is authorized to issue is increased from 99,000,000 shares, par value $0.001, to 500,000,000 shares, par value $0.001.
Each of the 11,500,000 issued and outstanding shares of Common Stock is forward split on a ratio of 31.25 for one (with partial shares rounded up to the next whole number) so that there shall be 359,375,000 shares of Common Stock issued and outstanding.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 10,300,000 shares or 89.5%

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X *Patricia G. Skarpa*

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.